Your Internet Defender Inc. 8-K

Exhibit 10.02

Resignation of Gabriel Solomon

June 30, 2014

Effective immediately, please consider this letter my resignation as Secretary and Treasurer and as a director of Your Internet Defender Inc. (the "Company.") My resignation is not a result of a disagreement with the Company or any matter relating to the Company's operations, policies or practices.

The Company is not in any way indebted or obligated to me for any termination pay, advances or otherwise.

Sincerely,

By:	/s/ Gabriel Solomon
Name:	Gabriel Solomon